Exhibit 99.1

         Ibis Technology Announces Second Quarter 2003 Results


    DANVERS, Mass.--(BUSINESS WIRE)--July 23, 2003--

    Total revenue of $11.7 million, includes i2000 system sale; net income reaches $1.2 million, or $0.13 per share

    Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced record financial results for the second quarter ended June 30, 2003.
    Total revenue for the quarter was $11.7 million, up 730 percent compared to total revenue of $1.4 million in the preceding quarter and up 530 percent as compared to $1.9 million reported in the second quarter of 2002. Net income for the 2003 second quarter was $1.2 million, or $0.13 per share, compared to a net loss of $4.3 million, or $0.45 per share, in the preceding quarter, and a net loss of $4.0 million, or $0.43 per share, in the similar period a year ago.
    For the first half of 2003, total revenue was $13.1 million compared to $3.5 million for the first half of last year. Net loss for the first six months of 2003 was $3.1 million, or $0.32 per share, compared to a net loss of $7.8 million, or $0.87 per share, for the same period last year.
    According to Chief Executive Officer Martin Reid, Ibis Technology's record breaking quarterly total revenue and earnings were due to both equipment revenue from the sale of an i2000 implanter and to record wafer sales. "During the quarter, the i2000 implanter we shipped to our largest customer late last year was accepted. As a result, we recognized revenue of approximately $8 million in the second quarter. This acceptance serves as a signal to prospective implanter customers that our new implanter has been tested in a customer-oriented production mode," added Reid.
    "Quarterly wafer sales exceeded $3.5 million, setting a new record," said Reid. "The majority of wafers shipped were 300 mm wafers, consistent with our expectation that the semiconductor industry is adopting SOI technology coincident with its transition to 300 mm wafer size. The fact that our SIMOX-SOI technology scales so easily to the 300 mm wafer size, combined with the outstanding performance of our new i2000 implanter, puts us in a strong position to support the IC industry's accelerating adoption of SOI."
    Reid also explained that the company continues to advance its SIMOX-SOI technology. "Ongoing process development work done under the auspices of a joint development agreement with our largest customer has resulted in a new and improved SIMOX-SOI process. This new process provides even higher quality wafers, while improving productivity and lowering wafer cost. Wafers produced by this new process will begin shipping in the third quarter."
    The majority of the cash from the implanter sale was received in the fourth quarter of last year. The company estimates that it has adequate cash available for at least nine months of operation and continues to carefully manage its cash position. In addition, the company is planning to take measures necessary to insure the availability of sufficient cash to expand and invest in the business.

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "We expect wafer sales in the third quarter to increase somewhat as our major customer continues to ramp their production of SOI-based chips. However, the market for SOI wafers is still in a relatively early stage of development and since a majority of our revenue is from one customer, significant variations, quarter to quarter, remain likely. We continue to expect wafer sales for 2003 to be higher than those of 2002. We also continue to anticipate booking orders for one-to-three implanters during this fiscal year."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its second quarter results on July 23, 2003 at 5:00 p.m. ET. The dial in number to listen to the conference call is 719-457-2630. A live webcast of the conference call will be available at the Ibis Technology web site at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these web sites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is the leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also the world's leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an office in Aptos, California, as well. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
    This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the Company's current expectations that the new advanced SIMOX process meets the needs of the most advanced ICs, wafer sales for 2003 will be higher than those of 2002, that the Company will book orders for one-to-three implanters during this fiscal year, the Company's estimate that it has adequate cash available for at least nine months of operation and that sufficient cash will be available to support company operations and growth. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks and risk factors described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002. All information set forth in this press release is as of July 23, 2003, and Ibis undertakes no duty to update this information unless required by law.


                      Ibis Technology Corporation
                  Condensed Statements of Operations

                      Quarter Ended June 30,  6 Months Ended June 30,
                       2003         2002         2003          2002

Product sales     $ 3,532,000   $ 1,575,000  $ 4,208,000  $ 2,981,000
Contract and
 other revenue         28,000       100,000      526,000      172,000
Equipment revenue   8,162,000       183,000    8,396,000      330,000
Total revenue      11,722,000     1,858,000   13,130,000    3,483,000
Cost of product
 sales              4,632,000     3,314,000    7,506,000    6,282,000
Cost of contract
 and other revenue     10,000         5,000       28,000       87,000
Cost of equipment
 revenue            3,685,000        95,000    3,805,000      159,000
Gross profit        3,395,000    (1,556,000)   1,791,000   (3,045,000)
General &
 administrative       568,000       612,000    1,187,000    1,142,000
Marketing & sales     307,000       401,000      661,000      773,000
Research &
 development        1,297,000     1,555,000    3,033,000    3,010,000
Income loss from
 operations         1,223,000    (4,124,000)  (3,090,000)  (7,970,000)
Other income            3,000        97,000       30,000      156,000
Net income (loss) $ 1,226,000  $ (4,027,000) $(3,060,000) $(7,814,000)
Net income (loss)
 per share
   Basic               $ 0.13       $ (0.43)     $ (0.32)     $ (0.87)
   Diluted             $ 0.13       $ (0.43)     $ (0.32)     $ (0.87)

Weighted average
 number of shares
 used in per share
 calculation
   Basic            9,485,507     9,420,391    9,480,252    8,968,823
   Diluted          9,501,079     9,420,391    9,480,252    8,968,823


                       Condensed Balance Sheets

                              June 30, 2003        December 31, 2002

Assets

Current assets:
 Cash and cash equivalents      $ 6,486,000            $ 11,746,000
 Accounts receivable              1,177,000               1,599,000
 Unbilled revenue                   528,000                   --
 Inventories                      2,231,000               1,231,000
 Deferred costs                      --                   2,621,000
 Other current assets               234,000                 113,000
  Current assets                 10,656,000              17,310,000
Property and equipment           30,749,000              32,495,000
Other assets                      1,757,000               1,894,000
  Total assets                 $ 43,162,000            $ 51,699,000

Liabilities and Stockholders' Equity
Current liabilities:
 Capital lease obligation,
  current                       $ 1,497,000             $ 1,501,000
 Accounts payable                 2,119,000                 897,000
 Accrued liabilities              3,003,000               2,396,000
 Deferred revenue                   252,000               6,966,000
  Current liabilities             6,871,000              11,760,000
Capital lease obligation,
 long-term                          436,000               1,184,000
Stockholders' equity             35,855,000              38,755,000
 Total liabilities and
  stockholders' equity         $ 43,162,000            $ 51,699,000



    CONTACT: Company Contact :
             Ibis Technology Corporation
             Debra L. Nelson, 978/777-4247
             or
             Agency Contact :
             For Ibis Technology
             Bill Monigle, 603/424-1184